Exhibit 99.1

                        Eagle Broadband Announces Plan to
                     Adjourn Annual Meeting of Shareholders



    HOUSTON--(BUSINESS WIRE)--Sept. 15, 2005--Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet protocol (IP) and communications technology and services, announced today that the Company plans to adjourn its Annual Meeting of Shareholders for twenty-eight days to allow sufficient time for shareholders to receive the recently mailed proxy supplement and vote on an additional proposal described in the supplement, which was filed with the Securities and Exchange Commission on September 8, 2005.
    The annual meeting is currently scheduled to be held on September 20, 2005, at the South Shore Harbour Resort & Conference Center located at 2500 South Shore Blvd. in League City, Texas, at 1:30 p.m. CST.
    The only matter of business the Company plans to conduct is to adjourn the meeting until 1:30 p.m. October 18, 2005, at the same location. Therefore, shareholders do not need to attend the meeting.
    Shareholders of record as of the close of business on July 26, 2005, will be entitled to vote and attend the October 18, 2005 meeting.
    The recently mailed proxy supplement provides shareholders with information on the additional proposal shareholders will be asked to vote on. The Company requests that Eagle shareholders review, complete and mail the revised proxy card included in the proxy supplement in the envelope provided as early as possible.

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and communications technology and services that create new revenue opportunities for broadband providers and enhance communications for government, military and enterprise customers. Eagle leverages years of proven experience delivering advanced IP-based broadband bundled services to provide service provider partners with a way to deliver next-generation entertainment, communications and security services to their subscribers. The company's product offerings include IPTVComplete(TM), the fastest, lowest cost way for broadband providers to deliver the most competitive IP video services, the MediaPro line of HDTV-ready IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering state-of-the-art, interactive entertainment services and the SatMAX(TM) satellite communications system that provides government, military, homeland security and enterprise customers with reliable non-line-of-sight voice and data communications from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000. (EAGG)

    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


    CONTACT: Eagle Broadband, Inc., Houston
             Frederick Reynolds,
             281-538-6034
             freynolds@eaglebroadband.com